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                                                                    Exhibit 7.1


                                VIDEOTRON LTEE

                         FINANCIAL STATEMENT SCHEDULE

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                   (Amounts in thousands of Canadian dollars)


                          Balance,     Charged to
                        beginning of   costs and                      Balance
                            year       expenses(1)  Deductions(2)   end of year
                      ----------------------------------------------------------
Allowance for doubtful accounts receivable
 year ended December 31:
          2002              8,341        11,084         8,210          11,215
          2003             11,215        10,542        14,562           7,220
          2004              7,220         6,866         7,952           6,134


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Notes:

(1) Represents increase in allowance for doubtful accounts receivable charged to expenses.

(2) Represents the accounts receivable written-off against the allowance for doubtful accounts receivable.